                                                       Rule 424(b)(3)
                                                       File No. 333-58723

Pricing Supplement No. 33                              Dated: June 18, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $25,000,000                Issue Price: 100.00%

Original Issue Date: June 23, 1999           Stated Maturity Date: June 24, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 24th day of March, June, September and December, beginning December 28, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 24th day of March, June, September and December, beginning December 28, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 5.45875%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                   Minimum Interest Rate: N/A

Spread (+/-): +.28%                          Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
     Initial Redemption Date:

     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .13945%

Other Provisions:  a)    AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO.
                         33 UNDER MTN-SERIES I PROGRAM: $1,354,375,000.00

                   b)    CUSIP #42333HLT7

Agent:    Barclays Capital
          222 Broadway, 7/th/ Floor
          New York, New York 10038